TRANSITION, RELEASE AND CONSULTING AGREEMENT
This Transition, Release and Consulting Agreement (this “Agreement”) is dated as of November 12, 2025, by and between Bruce W. Beckman, an individual (“Executive”), and Malibu Boats, Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive is employed by the Company as its Chief Financial Officer, pursuant to the terms of employment set forth in that certain Employment Agreement effective as of November 27, 2023 (the “Employment Agreement”);
WHEREAS, Executive’s employment relationship with the Company will cease as of November 12, 2025 (the “Separation Date”);
WHEREAS, the Company desires Executive to provide certain consulting services to the Company and Executive desires to provide such services upon the terms set forth herein; and
WHEREAS, the Company and Executive desire to enter into this Agreement upon the terms set forth herein.
NOW, THEREFORE, in consideration of the covenants undertaken, benefits provided and the releases contained in this Agreement, Executive and the Company hereby agree as follows. Capitalized terms used in this Agreement that are not otherwise defined will have the meanings assigned to such terms in the Employment Agreement.
1.Change of Employment Status. Effective as of the Separation Date, Executive hereby confirms that Executive will not hold any position as an officer or employee with the Company or any of its affiliates, and Executive hereby confirms his resignation as Chief Financial Officer of the Company and as an officer of each of its affiliates, and as a fiduciary of any benefit plan of the Company and each of its affiliates.

2.Termination Benefits. The Company will pay to Executive the Accrued Obligations. In addition, subject to Executive’s execution of this Agreement and Executive not revoking the release set forth in Section 3 of this Agreement, Executive will continue to (a) receive his Base Salary for a period of twelve (12) months following the effective date of the release set forth in Section 3 and (b) be considered an “Eligible Person” as defined under the Company’s Long-Term Incentive Plan for purposes of his outstanding equity awards through the end of the consulting term set forth in Section 4 of this Agreement. Notwithstanding the foregoing, if Executive breaches any of the ongoing covenants set forth in Section 5 of this Agreement, Executive will forfeit (i) any portion of any equity awards that vested after the Separation Date prior to the date of such breach (and any such award and any proceeds therefrom will be subject to clawback by the Company) and (ii) all of Executive’s remaining unvested equity awards.

3.Release.

(a)General. In exchange for the Company’s promises contained in this Agreement, Executive, on behalf of himself and all of his heirs, successors, and assigns, agrees to irrevocably and unconditionally release any and all Claims (as defined below) Executive may now have against the Company and other parties as set forth in this Section 3.

(b)Released Parties. The “Released Parties” are the Company, all related companies, partnerships, subsidiaries, predecessors, and assigns, their parents and subsidiaries, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

(c)Claims Released. Executive understands and agrees that Executive is releasing all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Released Parties (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Released Party, Executive’s separation from Executive’s position as an officer, director, employee, manager and/or member, as applicable, of any Released Party, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Released Parties, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to any claim under Tennessee law, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act of 1974, and all other federal, state, or local laws or regulations prohibiting employment discrimination or retaliation or protecting employee rights as well as claims for other tortious or unlawful conduct (the “Claims”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) any equity-based awards previously granted by the Company or its affiliates to Executive, to the extent that such awards continue after the termination of Executive’s employment or services with the Company in accordance with the applicable terms of such awards (and subject to any limited period in which to exercise such awards following such termination of employment or services); (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company or its affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. For clarity, and as required by law, such waiver does not prevent Executive from filing a whistleblower claim or accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

(d)Knowing and Voluntary. Executive represents and agrees that Executive has thoroughly considered all aspects of this Agreement, that Executive has had the opportunity to discuss this matter with Executive’s attorney, that Executive has read carefully and understand fully all of the provisions of this Agreement and that Executive is entering into this Agreement voluntarily. Executive further understands and acknowledges that the Company is relying on this and all other representations that he has made herein.

(e)Pursuit of Released Claims. Except as specifically identified above, Executive has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and promises never to file or prosecute a lawsuit or complaint based on such Claims (other than whistleblower claims and any other Claims protected by applicable law).

(f)Non-Admission of Liability. Executive agrees that this Agreement is not an admission of guilt or wrongdoing by any Released Party and acknowledges that the Released Parties deny that they have engaged in wrongdoing of any kind or nature.

(g)ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or Claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(i)in return for this Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Agreement;

(ii)Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(iii)Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

(iv)Executive was given a copy of this Agreement on November 10, 2025 and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Endorsement attached hereto;

(v)Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive will have any obligations under this Agreement;

(vi)Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

4.Consulting Term. Beginning on the Separation Date and continuing through December 31, 2025, Executive agrees to provide such consulting services to the Company as are reasonably requested by either the Company’s Board of Directors, Chief Executive Officer or Chief Financial Officer from time to time; provided that Executive and the Company agree that in no event will the Company require, nor will Executive perform, a level of services during such period that would result in Executive not having a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its affiliates on the Separation Date. These services may include but are not limited to performing any transition and integration services related to the Company’s business and financial reporting and cooperating with the Company regarding any litigation initiated involving matters of which Executive has particular knowledge (the “Consulting Services”). Executive agrees to be available up to fifteen (15) days per month during the consulting term to perform the Consulting Services. The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Executive. Executive acknowledges and agrees that his status at all times during the consulting term will be that of an independent contractor, and that Executive will have the right to control and determine the method and means of performing the Consulting Services. Executive hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose during the consulting term. Executive and the Company hereby agree that Executive will not be entitled to any additional remuneration or fees of any kind for performing the Consulting Services, and that Executive is agreeing to provide the Consulting Services in consideration for the enhanced termination benefits set forth in this Agreement.

5.Ongoing Covenants. Following the Separation Date, Executive will continue to be subject to all of the covenants set forth in the Employment Agreement that are intended to survive Executive’s termination of employment.

6.No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he will defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

7.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

9.Successors. This Agreement is personal to Executive and will not, without the prior written consent of the Company, be assignable by Executive. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee will be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” will include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Agreement by operation of law or otherwise.

10.Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF TENNESSEE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF TENNESSEE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF TENNESSEE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF TENNESSEE, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

12.Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.Legal Counsel. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Executive acknowledges and agrees that he has read and understands this Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and he has had ample opportunity to do so.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                            EXECUTIVE:

                            By /s/ Bruce W. Beckman

                            MALIBU BOATS, INC.:

                            By:    /s/ Steven D. Menneto
                            Title:     Chief Executive Officer

ENDORSEMENT
I, Bruce W. Beckman, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the United States and the State of Tennessee that the foregoing is true and correct.
EXECUTED this 12th day of November 2025.
/s/ Bruce W. Beckman
Bruce W. Beckman

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